Exhibit 10.63

ING AMERICAS SEVERANCE PAY PLAN

As Amended and Restated Effective as of January 1, 2008

ING AMERICAS SEVERANCE PAY PLAN

As Amended and Restated Effective as of January 1, 2008

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	(b) Right to Establish Release Date	7
	(c) Release	8
	(d) Redeployment	8
	(e) No Severance Benefits	8
3.2	Basic Severance Pay Without a Release	8
3.3	Enhanced Severance With a Release	9
	(a) Amount	9
3.4	Severance Payments for Transferred CitiStreet Employees	9
3.5	Form and Time of Severance Payments	9
3.6	Reemployment and other Termination of Severance Benefits	10
	(a) Reemployment	10
	(b) Other Termination of Severance Benefits	10
3.7	Outplacement and Other Benefits	11
3.8	Death Before Payment	11
3.9	Withholding and Deductions	11
3.10	Other Benefits or Plans	11
3.11	Unemployment Benefits	12
3.12	No Duplication	12

ARTICLE 4. Administration, Amendment and Termination		12

4.1	Administration	12
4.2	Amendment	12
4.3	Termination of the Plan	12

ARTICLE 5. Source of Benefit Payments		12

5.1	Unfunded Obligation	12

ARTICLE 6. Miscellaneous		13

6.1	ERISA	13
6.2	Severability	13
6.3	409A Compliance	13
6.4	Construction	13
6.5	Nonalienation	13
6.6	No Employment Rights	13
6.7	No Enlargement of Rights	13
6.8	Claims Procedures	14

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Exhibit 10.63

ING AMERICAS SEVERANCE PAY PLAN

As Amended and Restated Effective as of January 1, 2008

Introduction

ING North America Insurance Corporation (the “Company”) has adopted the ING Americas Severance Pay Plan (the “Plan”) as set forth below, to provide severance benefits to Eligible Employees whose employment is terminated in a Qualified Termination (as defined below). This Plan is amended and restated effective as of January 1, 2008 and applies to terminations occurring on and after that date. The Company is the Plan Sponsor. The provisions of the ING Americas Severance Pay Plan, as amended and restated effective as of January 1, 2006, shall apply for terminations occurring on or after January 1, 2006 and prior to 11:59 p.m. on December 31, 2007.

ARTICLE 1.

Definitions

As used in the Plan, the following words and phrases and any derivatives thereof will have the meanings set forth below unless the context clearly indicates otherwise.

1.1	Affiliate means any corporation, association, joint venture, proprietorship, partnership or other legal entity (a) which is controlled (directly or indirectly) by the Company, or (b) of which at least fifty percent (50%) of the ownership interest is owned (directly or indirectly) or by a parent (direct or indirect) of the Company.

1.2	Cause means that the Eligible Employee was terminated from employment with the Company or a Participating Employer for one or more of the following reasons:

(a)	a violation of any law;

(b)	insubordination;

(c)	violation of Company policies;

(d)	unsatisfactory attendance or performance;

(e)	refusal or failure to comply with a change in job conditions;

(f)	refusal to cooperate with transition or redeployment activities; each as determined by the Plan Administrator in its absolute discretion; or

(g)	a similar act or reason for dismissal that is reasonably determined by the Company or a Participating Employer, it its sole discretion, to constitute cause for purposes of this Plan.

1.3	Citigroup means Citigroup LLC.

1.4	CitiStreet means CitiStreet LLC, which was acquired by Lion Connecticut Holdings Inc. on July l, 2008.

1.5	CitiStreet Severance Formula means the amount of severance benefits determined under Addendum A. The following individuals are not eligible for the CitiStreet Severance Formula: (a) Transferred CitiStreet Employees who were not eligible for severance benefits under the Citigroup Separation Pay Plan, as in effect on June 30, 2008, or the State Street Severance Pay Plan, as in effect on that date; and (b) any CitiStreet Transferred Employee who fails to sign or rescinds the release provided for in Section 3.1.

1.6	Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

1.7	Company means ING North America Insurance Corporation (a Delaware corporation) or any successor to ING North America Insurance Corporation.

1.8	Comparable Pay means the Eligible Employee is offered base pay that is comparable to the amount of his or her Eligible Pay the at the time of an event under Section 1.17 or is reemployed by the Company, a Participating Employer or an Affiliate. For these purposes, if the position provides for all or a portion of his or her compensation to be paid as commissions or other variable compensation, then the estimated potential or estimated average variable pay shall be used in determining if the compensation is comparable. The Plan Administrator, in its sole discretion, shall determine comparability of pay.

1.9	Eligible Employee means an individual classified as an employee on the payroll of a Participating Employer who is scheduled to work on a full-time or part-time schedule (including employees on short term disability leave, family and medical leave, military leave or other approved leave) other than:

(a)	a Temporary Employee;

(b)	employees of an outside agency, also known as leased employees;

(c)	individuals designated by the Participating Employer as independent contractors even if later determined to be a common law employee;

(d)	career agents and brokers, even if later determined to be a common law employee;

(e)	individuals subject to an agreement with a Participating Employer that provides for any form of salary continuation and/or severance pay unless that agreement specifically provides for payment under the Plan;

(f)	employees on long-term disability; or

(g)	employees covered by a collective bargaining agreement in which case participation is determined in accordance with the collective bargaining agreement.

Under no circumstances will the following individuals be treated as an Eligible Employee even if such individuals are treated as “employees” of a Participating Employer as a result of common law principles, or the leased employee rules under Code Section 414(n): (i) an individual who performs services for a Participating Employer, but who is not classified as an employee on the payroll of such Participating Employer and with respect to whom no FICA taxes are withheld by such Participating Employer, by way of example only, an individual performing services for a Participating Employer under a leasing arrangement, and (ii) an individual who is treated as a statutory employee under Code Section 7701(a)(20). Further, if an individual performing services for a Participating Employer is retroactively reclassified as a common law employee of a Participating Employer for any reason, the reclassified individual will not be treated as an Eligible Employee for any period prior to the actual date (and not the effective date) of the reclassification unless the Plan Administrator in its sole discretion determines the reclassification is necessary to effectuate the Participating Employer’s intent to provide benefits for such individual.

1.10	Eligible Pay means:

(a)	for each salaried Eligible Employee other than a Highly Leveraged Employee, one-fifty second (1/52) of the Eligible Employee’s annual rate of base salary on the Release Date. Eligible Pay does not include overtime payments, shift differentials, bonuses, incentive pay, payments of previously deferred compensation under a nonqualified plan, program or arrangement, expense reimbursements, or unpaid time for personal leave;

(b)	for each part-time nonexempt Eligible Employee, one-fifty second (1/52) of the product of (i) the Eligible Employee’s regularly scheduled weekly hours as of the Release Date, and (ii) the Eligible Employee’s regular hourly rate as of the Release Date; and

(c)	for each Highly Leveraged Employee, one-fifty second (1/52) of the sum of the Eligible Employee’s annual rate of base salary on the Release Date plus the actual performance-based pay program payouts, excluding payments of previously deferred compensation under a nonqualified plan, program or arrangement, long term incentive compensation and special recognition awards paid during the 12 months immediately preceding the Release Date, and expense reimbursements. If the Highly Leveraged Employee is covered by an incentive-based program and does not have 12 months of earnings history prior to the Release Date, the actual performance payments made during such period will be annualized and then added to the annual rate of base salary in effect as of the Release Date.

1.11	ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings issued thereunder.

1.12

Highly Leveraged Employee means generally those employees who are not eligible for participation in a regular broad-based annual Company incentive bonus program for salaried employees and are eligible for a “production” or performance-based bonus that is payable on a regular basis throughout the year (bi-weekly, semi-monthly, monthly, quarterly, semi-annually), when the performance-based bonus program is designed to represent a significant portion of the Eligible Employees’ compensation. The Company, in its sole discretion, shall designate which employees are “highly leveraged” pursuant to the foregoing guidelines. Notwithstanding anything herein to the contrary, no employee of ING Investment Management, LLC shall be considered a highly leveraged employee, irrespective of how that Eligible Employee is compensated.

1.13	ING Insurance Americas means the Company and those U.S. entities that have their payrolls processed by ING Payroll Management, Inc. For example, included for these purposes would be the Company, ING Investment Management LLC and other U.S. based affiliates, and excluding entities such as ING Direct USA, ING Financial Services LLC, and all non-U.S. affiliates.

1.14	Notice means a written notice of job elimination, job change, transfer or termination and the Release Date provided to an Eligible Employee by the Company or a Participating Employer.

1.15	Participating Employer means the Company and each Affiliate identified by the Company as a Participating Employer, as set forth in Addendum B as amended from time to time.

1.16	Plan means the ING Americas Severance Pay Plan, as set forth in this document and as it may be amended from time to time in accordance with Section 4.2.

1.17	Plan Administrator means the Company or its delegate.

1.18	Qualified Termination means with respect to each Eligible Employee, an involuntary termination as a result of:

(a)	the Eligible Employee’s job being eliminated as a result of a reduction in workforce, an acquisition, a merger, divestiture or restructuring, outsourcing, or position elimination;

(b)	the Eligible Employee’s Eligible Pay being significantly reduced (as determined by the Plan Administrator in its absolute discretion) due to a Company or Participating Employer-requested job change;

(c)	the Eligible Employee’s job function or an operation in which the Eligible Employee works being transferred by the Company or Participating Employer outside of a 50-mile radius from the Eligible Employee’s current work location;

(d)	the Eligible Employee’s job being filled while the Eligible Employee is on an approved leave of absence, or if on short-term disability leave under the STD Program, the Eligible Employee has been released to return to work under the STD Program and there is no position for said Eligible Employee, except where otherwise required by law; or

(e)	the expiration of the Eligible Employee’s expatriation assignment, as a result of which the Eligible Employee is eligible for repatriation under the terms of his or her assignment agreement and the Company is unable to locate an appropriate employment assignment in the U.S.

An Eligible Employee will be considered to be involuntarily terminated if he or she fails to locate an alternative placement with the Company, a Participating Employer, an Affiliate, an Outsourcer (as defined below) or a successor employer prior to his or her Release Date.

The term, “Qualified Termination” does not include the following:

(1)	The Company or Participating Employer transfers the Eligible Employee’s job function or transfers an operation in which the Eligible Employee is or could be employed, sells, spins off or otherwise separates a part of the Company or an Affiliate, and the Eligible Employee is offered employment or the opportunity to continue employment with the transferee or other successor entity, whether or not the Eligible Employee accepts the offer or opportunity; provided, however, the location of the Eligible Employee’s employment with the transferee or successor entity is within a 50-mile radius of the Eligible Employee’s current place of employment and the position provides comparable base compensation (as determined by the Plan Administrator in its absolute discretion) compared to the Eligible Employee’s current position;

(2)	At the Eligible Employee’s manager’s discretion, the Eligible Employee is placed in a position with comparable Eligible Pay compared to the Eligible Employee’s then present position, which may or may not require additional development and training, with any Affiliate or Successor Employer, provided the location of the Eligible Employee’s employment with the transferee or successor entity is within a 50-mile radius of the Eligible Employee’s current place of employment; provided, however, that the 50-mile radius limitation shall not apply with respect to a Qualified Termination described in Section 1.18(e);

(3)	The Eligible Employee’s position is eliminated or transferred to another employer (the “Outsourcer”) through an outsourcing arrangement if the Eligible Employee is offered a position or opportunity to continue employment with the Outsourcer with comparable Eligible Pay (as determined by the Plan Administrator in its sole discretion) whether or not the Eligible Employee accepts the offer or opportunity;

(4)	The Eligible Employee’s employment is terminated for Cause;

(5)	The Eligible Employee’s employment is terminated as a result of a voluntary resignation or retirement; or

(6)	The Eligible Employee’s employment is terminated on a pre-established date at the end of a short-term period of employment, except as provided in Section 1.18(e).

1.19

Release Date means for each Eligible Employee, the official last date at work established by the Company or his or her Participating Employer. With respect to Eligible Employees who are involuntarily terminated as described in Section 1.18(d), “Release Date” shall be the 31st day following the first day the Eligible Employee is released to return to work under the STD Program. With respect to Eligible Employees who are involuntarily terminated as described in Section 1.18(e), “Release Date” shall be the 90th day following repatriation.

1.20	Severance Benefits means the benefits described in Article 3.

1.21

Severance Period means for each Eligible Employee who is entitled to Severance Benefits, the period beginning on the day immediately following his or her Release Date (the “Beginning Date”) and ending on that weekly anniversary of the Beginning Date that corresponds with his or her number of weeks during which he or she is eligible for weekly Severance Benefits under Sections 3.2 or 3.3. For example, if an Eligible Employee is eligible for 6 weeks severance and his or her Release Date is Wednesday, February 13, 2008, his or her Severance Period begins on Thursday, February 14, 2008 and ends on Thursday, March 28, 2008 (the 6th week anniversary of Thursday, February 14). In no event shall the Severance Period exceed 52 weeks.

1.22	Specified Employee means an individual who is among the highest 50 paid officers of the Company, including only those entities determined by the Company as being part of ING Insurance Americas, as determined on April 1 of each year, based on compensation paid through December 31 of the immediately preceding calendar year. The date used for determining officer status shall be the December 31 of the immediately preceding calendar year. Such designation shall be in effect from April l to the following March 31, and be determined in accordance with Code Section 409A.

1.23	Spouse means the person legally married to an Eligible Employee at the time of his or her incurring a Qualified Termination, determined in accordance with the local law where the Participant resides. For purposes of the Plan, a domestic partner will also be treated as the Eligible Employee’s surviving spouse, if an Affidavit of Domestic Partnership was on file with the Company or Participating Employer on the date of death.

1.24	STD Program means the ING Americas Short-Term Disability program, as in effect from time to time.

1.25	State Street means State Street Bank and Trust Company.

1.26	Successor Employer means an unaffiliated entity that acquires the Company or an Affiliate or substantially all of the assets of the Company or an Affiliate and is the surviving entity.

1.27	Temporary Employee means an individual who is classified on the payroll of a Participating Employer as a temporary employee, even if later determined to be a full time or part-time common law employee.

1.28	Transferred CitiStreet Employee means an employee who (a) was employed by State Street or Citigroup, (b) who was assigned to work at CitiStreet, (c) who was an active employee on June 30, 2008 (or was on an approved leave on that date) with State Street or Citigroup, and (d) who became an active employee of the Company or a Participating Employer on July 1, 2008 (or the date the Eligible Employee’s leave of absence expired, if later).

1.29	Years of Service is calculated by dividing the number of days of employment from the Eligible Employee’s most recent date of hire by 365 and rounding to one decimal place. If an Eligible Employee has worked for the Company during multiple periods, and the break in service between the Eligible Employee’s most recent date of hire and previous termination date is less than six (6) months, the Eligible Employee’s service period immediately preceding the current service period will be taken into account for purposes of determining his or her Years of Service. If the break in service is six (6) months or more, any service earned prior to the break will be excluded for purposes of determining an Eligible Employee’s Years of Service. For these purposes, an Eligible Employee who received notice of his or her Qualified Termination during calendar year 2007, but who has a termination date in 2008, will have his or her Years of Service determined under the Severance Plan as in effect during 2007. For purposes of determining Years of Service for a Transferred CitiStreet Employee, his or her latest date of hire with State Street or Citigroup shall be used and not the date he or she became an active employee with the Company or a Participating Employer.

ARTICLE 2.

Eligibility

2.1	Eligibility to Participate. All Eligible Employees who have a Qualified Termination will be eligible to participate in the Plan and receive the benefits described in Article 3.

2.2	Termination of Participation. An individual’s participation in the Plan will cease when he or she ceases to be an Eligible Employee or if he or she incurs a Qualified Termination and he or she has received all benefits due under the Plan as a result of such Qualified Termination.

ARTICLE 3.

Benefits

3.1	Entitlement to Benefits.

(a)	General. Benefits are payable under this Plan to Eligible Employees who have a Qualified Termination and satisfy the requirements of this Article 3.

(b)

Right to Establish Release Date. The Company or Participating Employer shall have the right to establish a projected Release Date for an Eligible Employee and to postpone or accelerate the projected Release Date in its sole discretion consistent with business needs. The Eligible Employee must remain in active employment with the Company or Participating Employer and continue to satisfactorily perform all the duties of his or her position until his or her actual Release Date in order to be eligible for Severance Benefits. Notwithstanding receipt of a Notice, an Eligible Employee will not be entitled to Severance Benefits if he or she takes action or fails to take action prior to the Release Date that would prevent his or her termination from being a Qualified Termination or that would result in a loss of Severance Benefits under Section 3.6.

(c)	Release. An Eligible Employee who otherwise satisfies the requirements of this Section 3 will be eligible for Severance Benefits described in Section 3.3 or Section 3.4 only if he or she executes a release in the form as agreed upon by the Plan Administrator and the Eligible Employee, and such release becomes effective.

(d)	Redeployment. The Plan Administrator or the Company or Participating Employer shall have the right to transfer the Eligible Employee to a new position with the Company, a Participating Employer or an Affiliate at any time before his or her actual Release Date, in which case the Eligible Employee will not be eligible for Severance Benefits unless the transfer to a new position results in a Qualified Termination due to a significant reduction in his or her base compensation (as determined by the Plan Administrator in its sole discretion) or change of current work location beyond 50-miles from his or her current work location. An Eligible Employee’s refusal to cooperate in the transition and redeployment will be considered a voluntary termination and the Eligible Employee will not be eligible for Severance Benefits.

(e)	No Severance Benefits. A Eligible Employee will not be entitled to any benefits whatsoever under this Plan if he or she

(1)	Termination of employment for a reason other than by a Qualified Termination;

(2)	Fails to continue in active employment with the Company or Participating Employer and to satisfactorily perform all duties of his or her position until the actual Release Date established for such Eligible Employee by the Company or Participating Employer; or

(3)	Is terminated for Cause.

3.2	Basic Severance Pay Without a Release. If an Eligible Employee does not execute a release or after signing a release he or she rescinds the release during the recession period, he or she will be paid only two (2) weeks of Eligible Pay in connection with a Qualified Termination.

3.3	Enhanced Severance With a Release.

(a)	Amount. Each Eligible Employee who has a Qualified Termination and executes the release described in Section 3.1 will be eligible for Severance Benefits (contingent upon his or her release becoming effective) equal to the greatest of:

(1)	Six (6) weeks of Eligible Pay;

(2)	Two (2) weeks of Eligible Pay per Year(s) of Service; or

(3)	Two (2) weeks of Eligible Pay per $10,000 of Eligible Pay. For this purpose, the Eligible Employee’s annualized rate of Eligible Pay as of the Release Date is divided by $10,000 and rounded to one decimal place. If the Eligible Employee is a part-time nonexempt employee, the product of (i) his or her regularly scheduled weekly hours as of the Release Date, and (ii) his or her regular hourly rate as of the Release Date is divided by $10,000 and rounded to one decimal place.

Severance paid under this Section 3.2 shall be no less than six (6) weeks and no more than fifty-two (52) weeks of Eligible Pay.

3.4	Severance Payments for Transferred CitiStreet Employees. Notwithstanding anything herein to the contrary, any Transferred CitiStreet Employee who incurs a Qualified Termination during the period beginning on July 1, 2008 and ending on June 30, 2010, will be entitled to receive the amount determined under the CitiStreet Severance Formula pursuant to Addendum A if such amount is greater than the amount determined under Section 3.3.

3.5	Form and Time of Severance Payments.

(a)	Basic Severance Pay. With respect to any Eligible Employee who incurs a Qualified Termination but does not execute, or who executes and rescinds, a release, the Company or Participating Employer will pay the amount payable in accordance with Section 3.2, less withholding for applicable taxes, in a single, lump sum payment no later than 2-1/2 months after the expiration of the recession period applicable to the release, or if later, the date of the release.

(b)	Enhanced Severance Pay. Except as otherwise provide for in Section 3.5(b) or 3.5(c) below, the Company or Participating Employer will pay Enhanced Severance Pay pursuant to Section 3.3 or 3.4, less withholding for applicable taxes, to: (i) any Eligible Employee who incurs a Qualified Termination, or (ii) any Eligible Employee who is a Transferred CitiStreet Employee who was employed by State Street, provided such Eligible Employee under (i) or (ii) has executed and does not rescind a release. Payments under this Section 3.5(b) shall be made in substantially equal, semi-monthly payments at the same time as the regular payroll, for the duration of his or her Severance Period. No lump sum payments of Enhanced Severance Pay under this Section 3.5(b) shall be permitted. Payment of Severance Payments will begin as soon as practicable after the expiration of any recession period applicable to the executed release, or if later, the date of the release.

(c)	Transferred CitiStreet Employees Who Were Employed By Citigroup. Except as otherwise provided in Section 3.5(d) below, the Company or Participating Employer will pay Enhanced Severance Pay pursuant to Section 3.4, less withholding for applicable taxes, in a single, lump sum payment, to any Eligible Employee who (i) is a Transferred CitiStreet Employee who was employed by Citigroup, (ii) incurs a Qualified Termination, and (iii) who executes and does not rescind a release. Payment will be made as soon as practicable after the expiration of any recession period applicable to the executed release, or if later, the date of the release

(d)	Specified Employees. Notwithstanding anything herein to the contrary, payments to a Specified Employee in an amount that exceeds the lesser of two times (a) the Eligible Employee’s annualized compensation based on the annual rate of pay for the preceding year, or (b) the amount in excess of the maximum amount that may be taken into account under Code Section 401(a)(17) for the year in which the Qualified Termination occurs, shall be delayed for a period of six-months following the expiration of the recession period under the release or the date of the release, if later. By way of example only, a Specified Employee incurs a Qualified Termination on June 30, 2008, and is entitled to receive $800,000 under the Plan. Payments are scheduled to begin on August 1, 2008 for the first $450,000, with semi-monthly payments over the 52-week period. The remaining $350,000 will have a scheduled payment date beginning on February 1, 2009, and ending on July 31, 2009 and be paid in substantially equal installments during this payment period. Similarly, if the Eligible Employee received a lump sum payment in accordance with Sections 3.4 and 3.5(c) in a single, lump sum payment of $450,000 on August 1, 2008, the remaining $350,000 would be paid in a lump sum on February 1, 2009.

3.6	Reemployment and other Termination of Severance Benefits.

(a)	Reemployment. If a former Eligible Employee is reemployed by the Company, a Participating Employer, or an Affiliate in any capacity, including, but not limited to part-time, full-time, regular or temporary employment, or as an independent contractor, before the end of the Severance Period, his or her Severance Benefits will cease effective as of the date of his or her reemployment. The former Eligible Employee shall be required to repay any severance amounts, irrespective of how such severance amounts were paid, that are attributable to a period after which the former Eligible Employee has been reemployed by the Company, a Participating Employer, or an Affiliate.

(b)	Other Termination of Severance Benefits. Severance Benefits will also terminate if:

(1)	The former Eligible Employee accepts a position with comparable Eligible Pay (as determined by the Plan Administrator in its sole discretion) with a Successor Employer; or

(2)	The former Eligible Employee accepts a position with comparable Eligible Pay (as determined by the Plan Administrator in its sole discretion) with an Outsourcer.

The former Eligible Employee shall be required to repay any severance amounts attributable to a period after which the former Eligible Employee has been reemployed by a Successor Employer or an Outsourcer, irrespective of how such severance amounts were paid.

3.7	Outplacement and Other Benefits. Outplacement services and other benefits, such as support services, may be provided to Eligible Employees experiencing a Qualified Termination. The Plan Administrator in its sole and absolute discretion will determine the type, manner and extent of outplacement services and other benefits, if any.

3.8	Death Before Payment. If an Eligible Employee who satisfies the requirements for benefits under this Article 3 dies after receiving notice of a Qualified Termination and release date, but before he or she receives payment of the entire amount due him or her under this Plan, the Company or Participating Employer will pay the remaining Severance Benefits to his or her surviving spouse or domestic partner, if any, or if there is no surviving spouse or domestic partner, to his or her estate in semi-monthly payments as if the Eligible Employee had survived until the end of the Severance Period, or if applicable, in a lump sum if the Eligible Employee was a Transferred CitiStreet Employee eligible for a payment pursuant to Section 3.5(c), with such lump sum payment being made no later than 2-1/2 months after the date of death.

3.9	Withholding and Deductions. The Company or Participating Employer will make deductions from each payment of Severance Benefits for income and employment taxes, as required by applicable law. The Company or Participating Employer will have the right to make deductions from Severance Benefits to satisfy any indebtedness that a former Eligible Employee has to the Company, Participating Employer, or an Affiliate as of his or her Release Date, but a decision by the Company or Participating Employer not to reduce Severance Benefits to satisfy such indebtedness shall not constitute a waiver of its claim for such recovery of said indebtedness.

3.10	Other Benefits or Plans. Eligible Employees entitled to Severance Benefits may be entitled to other benefits during the Severance Period, for example, annual incentive bonuses, medical, dental and vision coverage and life insurance. However, the entitlement to and the amount of such other benefits shall be governed by the terms of the plan under which such benefits are provided, and if applicable, by the terms of the ING Group International Assignment Policy, as such plan or policy is in effect from time to time. Nothing in this Plan shall affect the operation of any other plan maintained by the Company, Participating Employer or an Affiliate for the benefit of an Eligible Employee.

3.11	Unemployment Benefits. The Company or Participating Employer reserves the right to contest a former Eligible Employee’s claim for unemployment benefits for any period for which payments are made to him or her under this Plan.

3.12	No Duplication. If the Plan Administrator determines, in its sole discretion, that all or a portion of the benefit payable or previously paid to an Eligible Employee under any other plan, program, employment contract or other agreement with the Company, a Participating Employer, an Affiliate or a successor employer (other than payments made under any such plan that is intended to be tax exempt under Code Section 401(a)) is intended to provide severance, salary continuation or other benefits duplicative of the benefits provided under this Plan, the Plan Administrator shall have the right to reduce the benefit otherwise payable under this Plan to the extent deemed necessary to eliminate any unintended duplication of benefits.

ARTICLE 4.

Administration, Amendment And Termination

4.1	Administration. The Plan Administrator or its delegate has the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out those responsibilities, including but not limited to, the power to construe this Plan, to determine eligibility for benefits, to settle disputed claims and to resolve all administrative, interpretive, operational, equitable and other questions that arise under this Plan. The decisions of the Plan Administrator on all matters will be final and binding on all interested parties. To the extent a discretionary power or responsibility under this Plan is expressly assigned to a person by the Plan Administrator, that person will have complete discretionary authority to carry out that power or responsibility and that person’s decisions on all matters within the scope of that person’s authority will be final and binding on all interested parties.

4.2	Amendment. The Company reserves the right to amend the Plan from time to time, without prior notice.

4.3	Termination of the Plan. The Company reserves the right to terminate the Plan at any time. After termination of the Plan, the Company will continue making payments of Severance Benefits due to each former Eligible Employee who became entitled to those benefits under Article 3 before the effective date of the Plan termination, under the terms of the Plan as it existed immediately before it was terminated.

ARTICLE 5.

Source of Benefit Payments

5.1	Unfunded Obligation. The obligations of the Company or a Participating Employer to provide any benefits under this Plan shall be unfunded and unsecured. All Severance benefits shall be paid solely from the general assets of the Company or Participating Employer employing the Eligible Employee on the Release Date.

ARTICLE 6.

Miscellaneous

6.1	ERISA. The Company intends that this Plan constitute a “welfare plan” under ERISA and any ambiguities in this Plan shall be construed to affect that intent.

6.2	Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if said illegal and invalid provision had never been included herein.

6.3	409A Compliance. Notwithstanding anything herein to the contrary, if this Plan is determined to be subject to Code Section 409A, then this Plan shall be administered such that it complies, at all times, with the requirements of Code Section 409A. The Plan Administrator has the sole discretion to interpret the terms of the Plan and to administer the Plan in such a manner that Code Section 409A is satisfied with respect to any Severance Benefits payable hereunder to the extent it is determined that Code Section 409A applies to the Plan.

6.4	Construction. This Plan shall be construed in accordance with ERISA and to the extent ERISA does not preempt state law, with the laws of the State of Georgia (without giving effect to conflict of law provisions). Headings and subheadings have been added only for convenience of reference and shall have no substantive effect whatsoever. All references to sections shall be to sections of this Plan unless otherwise stated. The masculine pronoun includes the feminine. All references to the singular shall include the plural and all references to the plural shall include the singular.

6.5	Nonalienation. No benefit or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same shall be void.

6.6	No Employment Rights. Coverage under the Plan will not give any individual the right to be retained in the Company’s, Participating Employer’s or an Affiliate’s employment, or upon termination any right or interest in the Plan except as provided in the Plan.

6.7	No Enlargement of Rights. No person will have any right to or interest in any benefit except as specifically provided in the Plan. The legal status of each Eligible Employee or beneficiary who has a claim to Severance Benefits will be that of a general unsecured creditor of the Company or applicable Participating Employer.

6.8	Claims Procedures.

If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of the denial. This notice shall be furnished in writing or electronically, within a reasonable period of time after receipt of the claim by the Plan Administrator. This period shall not exceed 90 days after receipt of the claim, except that if special circumstances require an extension of time, written notice of the extension (which shall not exceed 90 days) shall be furnished to the claimant.

This notice shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

(a)	the specific reasons for the denial,

(b)	specific reference to the Plan provisions on which the denial is based,

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary,

(d)	an explanation that a full and fair review by the Company, excluding the Plan Administrator, of the decision denying the claim may be requested by the claimant or an authorized representative by filing with the Plan Administrator, within 60 days after the notice has been received, a written request for the review,

(e)	an explanation that if an appeal is requested, the claimant or an authorized representative may review pertinent documents and submit issues and comments in writing within the same 60-day period specified in subsection (d),

(f)	statement of the claimant’s right to bring suit under ERISA, and

(g)	such other information as may be required under ERISA.

The decision of the Company upon review shall be made promptly and not later than 60 days after the Plan Administrator’s receipt of the request for review, unless special circumstances require an extension of time for processing. In this case the claimant shall be so notified, and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be communicated in writing or electronically, shall include specific reasons for the denial, shall include specific references to the pertinent Plan provisions on which the denial is based, a statement that the claimant is entitled to receive pertinent documents and information, a statement that the claimant may bring suit under ERISA, and such other information as may be required under ERISA. The decision shall be written in a manner calculated to be understood by the claimant. The review by the Company on an appeal of a claim denial shall be made by persons who were not involved in the original decision, and in a manner that complies with the ERISA appeals procedures. Any subsequent litigation on a final determination on appeal shall be brought no later than one year after the date the notice of the final determination is sent to the claimant or his or her attorney or representative.

IN WITNESS WHEREOF, ING North America Insurance Corporation has caused this amended and restated Plan to be executed by its duly authorized officer effective as of January 1, 2008.

ING North America Insurance Corporation

By:	/s/ William Delahanty

Date:

ING AMERICAS SEVERANCE PAY PLAN

ADDENDUM A

CITISTREET SEVERANCE FORMULA

For purposes of determining the severance amount payable under Article 3, the CitiStreet Severance Formula as set forth below shall apply:

A. Citigroup Employees: For those Transferred CitiStreet Employees who were active employees of Citigroup scheduled to work 20 or more hours per week, and would be eligible to receive severance benefits pursuant to the Citigroup Severance Pay Plan as in effect on June 30, 2008, the CitiStreet Severance Formula shall equal the greater of:

(1)	two weeks of base pay (exclusive of bonuses, overtime, shift differential, or any other compensation above the Eligible Employees then current weekly base of pay) for each full 12 months of service with Citigroup (including participating companies), up to a maximum of 52 weeks; or

(2)	the amount determined based on the following table:

Annual base pay	Minimum Separation Pay Amount
Up to $50,000	4 weeks of base pay
$50,001 to $100,000	8 weeks of base pay
$100,001 or more	12 weeks of base pay

In addition, if the Eligible Employee meets the following service requirements, the Eligible Employee shall be eligible for the following additional Supplemental Benefit:

Length of service	Supplemental Benefit
At least 10 but less than 15 completed Years of Service	Lump sum equal to 8 weeks of base pay
At least 15 but less than 20 completed Years of Service	Lump sum equal to 16 weeks of base pay
20 or more completed Years of Service	Lump sum equal to 26 weeks of base pay

B.	State Street Employees: For those Transferred CitiStreet Employees who were active employees of State Street on June 30, 2008, and would be eligible to receive severance benefits pursuant to the State Street Corporation Severance Plan, as in effect on June 30, 2008, the CitiStreet Severance Formula shall equal:

Job Titles	Severance
Associate 1; Associate 2; Senior Associate	A base of 8 weeks with an additional 1 week per year of service – up to a maximum of 52 weeks in total
Officer and Assistant Vice President	A base of 8 weeks with an additional 2 weeks per year of service – up to a maximum of 52 weeks in total
Vice President	A base of 12 weeks with an additional 2 weeks per year of service – up to a maximum of 52 weeks in total
Senior Vice President	A base of 24 weeks with an additional 3 weeks per year of service – up to a maximum of 78 weeks in total
Executive Vice President	A base of 50 weeks with an additional 4 weeks per year of service – up to a maximum of 104 weeks in total

Pay for these purposes means the Transferred CitiStreet Employee’s annual rate of base pay or wages for the scheduled number of hours he or she was working on his or her Termination Date plus any shift differential, if payable on the Termination Date. Specifically excluded are overtime, incentive bonus, and any other type of compensation. The Transferred CitiStreet Employee’s job title as in effect at State Street on June 30, 2008, shall be used for these purposes.

ING AMERICAS SEVERANCE PAY PLAN

ADDENDUM B

PARTICIPATING EMPLOYERS

FROM [JANUARY 1, 2008] FORWARD

PARTICIPATING EMPLOYERS	DATES OF PARTICIPATION

ING Institutional Plan Services, LLC (formerly CitiStreet LLC)	July 1, 2008 –

Equitable Life Insurance Company of Iowa	January 1, 2008 -

Financial Northeastern Corporation	January 1, 2008 -

Financial Network Investment Corporation	January 1, 2008 -

ING Advisors, Inc. (formerly known as Pilgrim Advisors, Inc.)	January I, 2008 -

ING Brokers Network, LLC	January 1, 2008 -

ING Insurance Agency, Inc.	January 1, 2008 -

ING International Insurance Holdings, Inc. (Prior to February 11, 2002, Aetna International, Inc.)	January 1, 2008 -

ING Investment Management LLC	January 1, 2008 -

ING Life Insurance and Annuity Company (prior to May 1, 2001, Aetna Life Insurance and Annuity Company)	January 1, 2008 -

ING National Trust	January 1, 2008 -

ING North America Insurance Corporation	January 1, 2008 -

ING Re Underwriters, Inc.	January 1, 2008 -

Multi-Financial Group, LLC	January 1, 2008 -

PFP Holdings, LP	January 1, 2008 -

PrimeVest Financial Services, Inc.	January 1, 2008 -

ReliaStar Life Insurance Company	January 1, 2008 -

ReliaStar Life Insurance Company of New York	January 1, 2008 -

Washington Square Advisors, Inc.	January 1, 2008 –